*** Indicates text was omitted and filed separately. Confidential treatment requested under SEC Rule 80(b)(4), 17 C.F.R. Section 200.80(b)(4).


                                                                    EXHIBIT 10.1
                                                CONFIDENTIAL TREATMENT REQUESTED










                                LICENSE AGREEMENT

                                     BETWEEN

                           SB PHARMCO PUERTO RICO INC.

                                       AND

                             AVANIR PHARMACEUTICALS

                                                CONFIDENTIAL TREATMENT REQUESTED



                                LICENSE AGREEMENT

THIS LICENSE AGREEMENT (hereinafter "AGREEMENT"), made as of the 31st day of March, 2000 between SB PHARMCO PUERTO RICO INC., a corporation of the territory of Puerto Rico having a principal place of business at Road 172, Rm9.1/Bo., Certenejas, Cidra Puerto Rico 00639 and AVANIR PHARMACEUTICALS, a corporation of the state of California, having a principal place of business at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121.


                                WITNESSETH THAT:

        WHEREAS, AVANIR, as defined below, is the owner of all right, title and interest in certain patents, identified in Appendix A hereto, and know-how relating to a compound known as docosanol; and

        WHEREAS, SB, as defined below, desires to obtain certain licenses in certain countries of the world from AVANIR to develop and commercialize docosanol in such countries under the aforesaid patents and know-how, and AVANIR is willing to grant to SB such licenses;

        NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:

1.      DEFINITIONS

        1.01 "AFFILIATES" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this AGREEMENT to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the



                                       1
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                                                CONFIDENTIAL TREATMENT REQUESTED



entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with such party.

        1.02 "AVANIR" shall mean Avanir Pharmaceuticals, a corporation of the state of California, having a principal place of business at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121.

        1.03 "AVANIR FIELD" shall mean (i) the prescription use of PRODUCT in the USA, or (ii) the NON-PRESCRIPTION USE of PRODUCT permitted by a regulatory approval received by AVANIR from a competent regulatory authority after the date of the OTC Approval (as defined in Paragraph 3.01(4)) (a "Later Approval") authorizing the switch of a former prescription use of PRODUCT, *** to a NON-PRESCRIPTION USE of PRODUCT provided always that such NON-PRESCRIPTION USE of PRODUCT as permitted by such regulatory approval received by AVANIR may be excluded from the AVANIR FIELD ***.

        1.04 "EFFECTIVE DATE" shall mean the date upon which this AGREEMENT is effective and shall be the date of this AGREEMENT first written above.

        1.05 "FIELD" shall mean (i) the NON-PRESCRIPTION USE of PRODUCT in humans, or (ii) in Canada, the prescription use of PRODUCT in humans during the time that SB intends to seek or is seeking marketing approval from a competent regulatory authority to switch such prescription use to a NON PRESCRIPTION USE. FIELD shall not include AVANIR FIELD.

        1.06 "FORCE MAJEURE EVENT" shall mean any circumstances beyond the reasonable control of SB or AVANIR including, but not limited to, government legislation, fires, floods, explosions, epidemics, accidents, acts of God, wars or riots, labor disputes or lockouts, or any order, agreement or direction or any likely order, agreement or direction with or by any governmental agency that directly prevents or, at SB's reasonable determination, is likely to directly prevent the launch of PRODUCT by SB.



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                                                CONFIDENTIAL TREATMENT REQUESTED



        1.07 "KNOW-HOW" shall mean all present and future technical information and know-how in the FIELD which relates to PRODUCT and shall include, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information relating to PRODUCT and useful for the development and commercialization of PRODUCT.

        1.08 "NET SALES" shall mean the gross receipts representing sales of PRODUCT in the TERRITORY under this AGREEMENT by SB, its AFFILIATES or its/their PERMITTED SUBLICENSEES ("the Selling Party") to THIRD PARTIES in finished product form (i.e., packaged and labeled for sale to the ultimate consumer) less deductions for:

        (i) transportation charges, including insurance, for transporting
PRODUCT;

        (ii) trade, quantity and cash discounts allowed on PRODUCT; and

        (iii) allowances or credits to customers on account of rejection or return of PRODUCT.

Sales between SB, its AFFILIATES and its or their PERMITTED SUBLICENSEES shall be excluded from the computation of NET SALES and no royalties will be payable on such sales.

        1.09 "NON-PRESCRIPTION USE" shall mean that a prescription from a physician or other health care professional is not required by the regulatory authorities in a country in which PRODUCT is purchased to enable consumers to purchase PRODUCT.

        1.10 "PERMITTED SUBLICENSEES" shall mean THIRD PARTIES which have entered into arrangements with SB or its AFFILIATES for the co-promotion or co-marketing of PRODUCT as a means to augment SB's efforts in the commercialization of PRODUCT, or other THIRD PARTIES in respect of which AVANIR has given its prior written consent, such consent not to be unreasonably withheld or delayed.



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

                                                CONFIDENTIAL TREATMENT REQUESTED



        1.11 "PATENTS" shall mean all patents and patent applications in the FIELD which are or become owned by AVANIR, or to which AVANIR otherwise has, now or in the future, the right to grant licenses, which generically or specifically claim PRODUCT, a process for manufacturing or formulating PRODUCT, an intermediate used in such process or a use of PRODUCT in the FIELD. Included within the definition of PATENTS are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof. Also included within the definition of PATENTS are any patents or patent applications which generically or specifically claim any improvements on PRODUCT or intermediates or manufacturing processes required or useful for production of PRODUCT which are developed by AVANIR, or which AVANIR otherwise has the right to grant licenses, now or in the future, during the term of this AGREEMENT. The current list of patent applications and patents encompassed within PATENTS is set forth in Appendix A attached hereto.

        1.12 "PRODUCT" shall mean a medicinal product including as an ingredient the chemical compound known as docosanol, whose more specific chemical formula is CH3 (CH2)20 - CH2OH and other aliphatic saturated straight chain monohydric alcohols of chain length C20 - C28, its prodrugs and metabolites, and all esters, salts, hydrates, solvates, polymorphs and isomers thereof, and shall include compositions comprising such compound, prodrug or metabolites, or esters, salts, hydrates, solvates, polymorphs and isomers or any product, the manufacture, use, sale or import of which, but for the license granted under this Agreement, infringes any PATENT or employs any KNOW-HOW in the FIELD.

        1.13 "SB" shall mean SB Pharmco Puerto Rico Inc., a corporation of the territory of Puerto Rico, having its principal place of business at Road 172, Rm 9.1/Bo., Certenejas, Cidra Puerto Rico 00639.

        1.14 "TERRITORY" shall mean the USA and Canada. For the avoidance of doubt, the parties agree that the "ship to" address of any THIRD PARTY will determine whether such THIRD PARTY is in the TERRITORY.



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                                                CONFIDENTIAL TREATMENT REQUESTED



        1.15 "THIRD PARTY(IES)" shall mean any party other than SB, AVANIR and their respective AFFILIATES.

        1.16 "USA" shall mean the United States of America, including all of its territories and possessions (including, but without limitation, Puerto Rico).

2.      GRANT, FIRST RIGHT TO NEGOTIATE AND OPTION

        2.01 AVANIR hereby grants to SB an exclusive license with the right to grant sublicenses to its AFFILIATES and PERMITTED SUBLICENSEES under PATENTS and KNOW-HOW to make, have made, use, sell, offer for sale, and import PRODUCT, in the FIELD, in the TERRITORY, subject to the other terms and conditions of this AGREEMENT and as limited by the AVANIR FIELD. The rights to make, have made, use, sell, offer for sale and import shall include all activities concerning the subject matter of PATENTS and KNOW-HOW which activities would, but for the license herein granted, infringe AVANIR's intellectual property rights under PATENTS or KNOW-HOW.

        2.02 AVANIR shall not seek customers in the FIELD and TERRITORY and will not maintain a distribution depot in the TERRITORY for sales of PRODUCT to customers in the FIELD and TERRITORY. Notwithstanding the foregoing, AVANIR shall be entitled to manufacture PRODUCT in the TERRITORY for the sole purpose of exporting PRODUCT outside of the TERRITORY provided that AVANIR shall not sell or supply PRODUCT to any THIRD PARTY in the event that AVANIR believes or has reasonable cause to believe that such THIRD PARTY intends to sell such PRODUCT into the TERRITORY and FIELD. SB shall not seek customers outside the TERRITORY or FIELD and will not maintain a distribution depot outside the TERRITORY for sales of PRODUCT to customers outside the TERRITORY or FIELD. Notwithstanding the foregoing, SB shall be entitled to manufacture PRODUCT outside the TERRITORY for the sole purpose of exporting PRODUCT into the TERRITORY provided that SB shall not sell or supply PRODUCT to any THIRD PARTY in the event that SB believes



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                                                CONFIDENTIAL TREATMENT REQUESTED



or has reasonable cause to believe that such THIRD PARTY intends to sell such PRODUCT outside the FIELD or TERRITORY.

        2.03 AVANIR hereby grants to SB an exclusive option to enter into an agreement with AVANIR for the exclusive right to make, have made, use, sell, offer for sale, and import PRODUCT, in the FIELD, in additional countries (excluding South Korea and Israel) outside the TERRITORY ("Exclusive Option"). *** Promptly after SB's written request during the Exclusive Option Period, SB and AVANIR shall negotiate in good faith, taking into account the reasonable commercial potential of PRODUCT in such country(ies), the terms and conditions under which AVANIR shall grant SB exclusive rights under AVANIR's patent and know-how rights in such country(ies) to make, have made, use, sell, offer for sale and import PRODUCT in such country(ies), to the extent that AVANIR is legally able to do so. *** The term `Exclusive Option Period' shall mean that AVANIR will not, directly or indirectly, permit its directors, AFFILIATES, representatives or agents to do any of the following: negotiate, undertake, authorize, recommend, propose or enter into any transaction involving the PATENTS and KNOW HOW in the FIELD ("Competing Transaction"); or facilitate, encourage, solicit or initiate or in any way engage in any discussion, negotiation or submission of a proposal or offer in respect of a Competing Transaction; or furnish or cause to be furnished to any THIRD PARTY any information concerning the PATENTS and KNOW HOW in connection with a Competing Transaction; or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any effort or attempt by any THIRD PARTY to do or seek any of the foregoing. It is agreed that during the Exclusive Option Period AVANIR will be entitled to utilize THIRD PARTY consultants to assist AVANIR with an evaluation of the potential to commercialize PRODUCT in countries outside the TERRITORY and that such interaction will not be considered to be a Competing Transaction as defined in this Paragraph 2.03. Further, SB shall notify AVANIR promptly in the event that SB decides that it does not wish to commercialize PRODUCT in a particular country in which case AVANIR shall be free to negotiate and enter into a Competing Transaction in respect of such country, notwithstanding



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                                                CONFIDENTIAL TREATMENT REQUESTED



that the Exclusive Option shall apply to all other countries outside the TERRITORY during the Exclusive Option Period.

        2.04 AVANIR hereby grants to SB the first right to negotiate with AVANIR to obtain an exclusive license, with the right to grant sublicenses to AFFILIATES and PERMITTED SUBLICENSEES, under PATENTS and KNOW-HOW owned or controlled by AVANIR to make, have made, use, sell, offer for sale, and import PRODUCT for NON-PRESCRIPTION USE resulting directly from a Later Approval (as defined in Paragraph 1.03) in the TERRITORY, upon terms to be mutually negotiated by the parties in good faith. ***

3.      PAYMENTS AND ROYALTIES

        3.01 In consideration for SB's acquisition of exclusive rights under the license concerning PATENTS and KNOW-HOW granted to SB in this AGREEMENT, SB shall make the following payments to AVANIR, up to a maximum of twenty five million US dollars (US$25,000,000) (exclusive of royalty payments) in respect of the license grant to SB related to USA and Canada in the specified incremental amounts, within ten (10) days after the occurrence of the milestones set out in Paragraph 3.01(a) and 3.01(b) and within thirty (30) days after the occurrence of the milestones set out in Paragraph 3.01(c), 3.01(d) and 3.01(e):

***

provided that:

        (1) each such payment shall be subject to the terms of Paragraph 11.01 and shall be made only one time regardless of how many times such milestones are achieved and regardless of how many PRODUCTS achieve such milestones, and no payment shall be owed for a milestone which is not reached;

        (2) ***

        (3) each such payment shall be non-refundable and non-creditable to SB;

                                                CONFIDENTIAL TREATMENT REQUESTED



        (4)

        ***

        3.02 As further consideration for the license under PATENTS and KNOW-HOW granted to SB under this AGREEMENT, SB shall pay AVANIR

        ***

        3.04 SB's Patent Royalty obligations under Paragraph 3.02 shall become effective in each country of the TERRITORY at such time as an issued and valid PATENT is granted in such country claiming the PRODUCT sold. SB's Patent Royalty obligations under Paragraph 3.02 will expire on a country by country basis upon the expiration of the last remaining valid PATENT claiming the PRODUCT sold in such country provided that such Patent Royalty obligations shall be subject, in any event, to the provisions of Paragraph 3.05 to 3.07. Notwithstanding any other provisions set out in this Paragraph 3.04, SB shall have no further liability or obligation to make further Patent or Non-Patent Royalty payments to AVANIR with respect to the TERRITORY after the later of ***

        3.05 In the event that any THIRD PARTY initiates any legal or administrative proceeding challenging the validity, scope or enforceability of all PATENT(S) claiming PRODUCT sold on the date of such a challenge in any particular country of the TERRITORY, then the royalty obligation under Paragraph
3.02 in such country shall be amended during such challenge period *** If the validity and enforceability of (i) any individual PATENTS claiming the PRODUCT sold in such particular country is upheld by a court or other legal or administrative tribunal from which no appeal is or can be taken, then SB and AVANIR shall instruct the escrow agent to pay the Escrow



                                       8
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                                                CONFIDENTIAL TREATMENT REQUESTED



Payment plus all interest accruing to such Escrow Payment to AVANIR, or (ii) all PATENTS claiming the PRODUCT sold in such particular country are not upheld by a court or other legal or administrative tribunal from which no appeal is or can be taken, then SB and AVANIR shall instruct the escrow agent to pay the Escrow Payment plus all interest accruing to such Escrow Payment to SB less the costs incurred in instructing the escrow agent concerned. In the event that the validity and enforceability of all the PATENT(S) claiming the PRODUCT sold in a particular country are not upheld by such court or other legal or administrative tribunal, then SB shall retain the license granted herein in such country but the future royalty to be paid by SB to AVANIR shall be limited to the Non-Patent Royalty (as defined in Paragraph 3.02) for the remaining term of this AGREEMENT.

       ***

        3.07 Any filing, maintenance or prosecution costs (which shall include any costs incurred by SB in exercising its rights under Paragraph 7.04) related to PATENTS (which for the avoidance of doubt excludes patents solely or jointly owned by SB) and which are incurred by SB under this Agreement shall be fully creditable against any payments owed to AVANIR by SB under this Agreement.

        3.08 Any issued patent is valid until invalidated. Invalidation shall mean a decision of a court of other governmental agency of competent jurisdiction, unappealable or not appealed within the time allowed for appeal, that all claims covering the PRODUCT in an unexpired PATENT are invalid or unenforceable.

        3.09 All Supply Overage Payments (as defined in Paragraph 15.02) due and payable by AVANIR to SB under Paragraph 15.02 shall be fully creditable against any royalty payments owed to AVANIR by SB under this Agreement.

4.      COMPULSORY LICENSES AND THIRD PARTY LICENSES

        4.01 In the event that a governmental agency in any country or territory grants or compels AVANIR to grant a license to any THIRD PARTY for PRODUCT, SB shall have the benefit in such country or territory of the terms granted to such THIRD PARTY to the extent that such terms are more favorable taken as a whole than those of this AGREEMENT.



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                                                CONFIDENTIAL TREATMENT REQUESTED



        4.02 If, during the term of this AGREEMENT, SB deems it necessary to seek, exercise or execute a license from any THIRD PARTY in order to avoid infringement during the exercise of the license herein granted, fifty percent (50%) of any royalties or other fees paid to such THIRD PARTY under such license ("THIRD PARTY Fee") may be deducted from royalties otherwise due to AVANIR under this AGREEMENT; provided that in no event shall the Patent Royalty paid to AVANIR by SB be reduced below fifty percent (50%) of what would otherwise have been paid by SB in the absence of such a THIRD PARTY license, and provided further that SB shall be entitled to carry forward for the remainder of this AGREEMENT any excess deduction to be fully credited against future SB royalty payments to AVANIR until the full deduction of the THIRD PARTY Fee has been effected. Prior to the commencement of SB crediting the THIRD PARTY Fee against royalty payments made by SB to AVANIR, SB shall notify AVANIR of its intention to seek or exercise or execute a license with a THIRD PARTY. In the event that AVANIR believes that such a THIRD PARTY license is not required to avoid infringement of THIRD PARTY patents, then AVANIR shall so notify SB in writing, and the parties shall promptly submit such issue thereafter to a mutually acceptable THIRD PARTY who has suitable expertise on the topic in question ("Unaffiliated Expert"), such Unaffiliated Expert to be chosen by SB and AVANIR within ten (10) business days after AVANIR's notification. SB and AVANIR shall request resolution within thirty (30) days after the date of such submission to such Unaffiliated Expert, and SB shall be entitled to deduct the THIRD PARTY Fee during the period of time that the Unaffiliated Expert is making a resolution of the matter. The resolution of the Unaffiliated Expert shall be binding on both SB and AVANIR. In the event that the Unaffiliated Expert resolves that such a THIRD PARTY license is necessary to avoid infringement of THIRD PARTY patents, then the costs of engaging such Unaffiliated Expert shall be borne by AVANIR. In the event that the Unaffiliated Expert resolves that such a THIRD PARTY license is not necessary to avoid infringement of THIRD PARTY patents, then the costs of engaging such Unaffiliated Expert shall be borne by SB, any THIRD PARTY Fee pertaining to the THIRD PARTY license in question and credited against royalty payments made by SB to AVANIR shall be refunded in full to AVANIR and no further deductions of the THIRD PARTY Fee shall be made by SB in respect of such THIRD PARTY license.



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                                                CONFIDENTIAL TREATMENT REQUESTED



5.      DEVELOPMENT OF PRODUCT

        5.01 As of the EFFECTIVE DATE, and during the term of the AGREEMENT, SB shall have full control and authority, with full responsibility, subject to the provisions of Article 5, over research, development, registration and commercialization of PRODUCT in the FIELD and in the TERRITORY, and all such activity shall be undertaken at SB's expense. SB will exercise its reasonable efforts and diligence in developing and commercializing PRODUCT in accordance with its business, legal, medical and scientific judgement and in undertaking investigations and actions required to obtain appropriate governmental approvals to market PRODUCT in the FIELD and in the TERRITORY. It is agreed that AVANIR will control (unless and until otherwise notified by SB) for and on behalf of SB, and at SB's expense, the obtaining of all necessary government approvals to market PRODUCT in the FIELD in Canada, such approvals to be transferred to SB as soon as reasonably practicable after AVANIR's receipt thereof. SB will undertake the levels of marketing as set forth on Appendix C.

        5.02 (a) SB shall keep AVANIR informed of the progress of SB's efforts to develop and commercialize PRODUCT on a quarterly basis for the first two years of this AGREEMENT and semi-annually thereafter. Furthermore, at AVANIR's option, SB and AVANIR shall meet in person for every other required progress report

             (b) AVANIR shall provide SB with summaries of all protocols in respect of preclinical and clinical studies concerning PRODUCT inside the FIELD outside the TERRITORY and all studies outside the FIELD concerning topical and / or mucosal application of PRODUCT *** to be conducted by AVANIR, its sublicensees or other THIRD PARTIES acting on behalf of AVANIR subject to AVANIR's obligation of confidentiality to its sublicensees.

        ***

        5.03 AVANIR shall provide to SB, at SB's request and expense, technical assistance within its area of expertise concerning development, registration, production and commercialization of PRODUCT. Provision of such technical assistance shall include, but not



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                                                CONFIDENTIAL TREATMENT REQUESTED



be limited to, visits by AVANIR personnel to SB, at SB's expense, and visits by SB personnel to AVANIR, at SB's expense, at times and for periods of time upon which the parties will agree, and supply of any KNOW-HOW that SB may require.

        5.04 Within three (3) days after receiving SB's written request, AVANIR shall provide SB with a letter addressed to FDA authorizing and requesting that the NDA owned by AVANIR and pertaining to PRODUCT in the TERRITORY be transferred, in its entirety, to the name of SB, or its AFFILIATE, as SB may elect. AVANIR shall provide SB with a copy of the letter and SB shall immediately send a letter to FDA accepting the NDA. AVANIR will be entitled to copy and reference the NDA outside the FIELD and inside the FIELD if outside the TERRITORY freely as it determines. Each party will notify the other immediately by telephone (with prompt written follow-up) of any inquiry, contact or communication received from any governmental regulatory agency or other official body (within or outside of the TERRITORY) which relates to the PRODUCT or any component or ingredient thereof, and will promptly furnish the other party with copies of all written communications relating thereto sent to or received from such regulatory agency.

        5.05 A "Steering Committee" shall be created to monitor the development and commercialization of the PRODUCT in the FIELD in the TERRITORY. The Steering Committee shall consist of five voting members, with AVANIR having the right to designate two voting members and SB having the right to designate the three remaining voting members. The chairperson of the Steering Committee shall be designated by SB from among those members of the Steering Committee appointed by SB. The Steering Committee shall meet no less frequently than once each calendar quarter. The chairperson of the Steering Committee may call special meetings of the Steering committee from time-to-time. The duties of the Steering Committee shall consist of overseeing the development and commercialization of the PRODUCT in the FIELD in the TERRITORY, preliminarily mediating disputes, confirming attainment of milestones and discussing the worldwide development of PRODUCT. The decisions of the STEERING Committee shall be based upon the majority vote of the voting members thereof. The purpose of Steering Committee meetings shall be to review results, monitor and audit the



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                                                CONFIDENTIAL TREATMENT REQUESTED



progress of the development and commercialization of the PRODUCT in the FIELD in the TERRITORY and confirm the accomplishment of milestones. Quarterly developmental progress reports, or at such other intervals as shall be deemed appropriate by the Steering Committee, will be delivered by each party to the other, consistent with each party's respective roles, no later than seven business days after the conclusion of the applicable reporting period.

6.      EXCHANGE OF INFORMATION AND CONFIDENTIALITY

        6.01 Promptly after the EFFECTIVE DATE, AVANIR shall disclose and supply to SB all KNOW-HOW within AVANIR's possession which was not already supplied to SB prior to the EFFECTIVE DATE. Thereafter, AVANIR shall promptly disclose and supply to SB any further KNOW-HOW that may become known to AVANIR.

        6.02 During the term of this AGREEMENT and for five (5) years thereafter, irrespective of any termination earlier than the expiration of the term of this AGREEMENT, AVANIR and SB shall not use or reveal or disclose to THIRD PARTIES any confidential information received from the other party or otherwise developed by either party in the performance of activities in furtherance of this AGREEMENT without first obtaining the written consent of the disclosing party, except as may be otherwise provided herein, or as may be required for purposes of investigating, developing, manufacturing or marketing PRODUCT or for securing essential or desirable authorizations, privileges or rights from governmental agencies, or is required to be disclosed to a governmental agency or is necessary to file or prosecute patent applications concerning PRODUCT or to carry out any litigation concerning PRODUCT. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the receiving party, or is disclosed to the receiving party by a THIRD PARTY having the right to do so, or is subsequently and independently developed by employees of the receiving party or AFFILIATES thereof who had no actual knowledge of the confidential information disclosed, or is required by law to be disclosed. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

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                                                CONFIDENTIAL TREATMENT REQUESTED



        6.03 Nothing herein shall be construed as preventing SB from disclosing any information received from AVANIR hereunder to an AFFILIATE, PERMITTED SUBLICENSEE or distributor of SB in furtherance of the objectives and obligations of the parties under this AGREEMENT, provided, in the case of a PERMITTED SUBLICENSEE or distributor, such PERMITTED SUBLICENSEE or distributor has undertaken a similar obligation of confidentiality with respect to the confidential information. Nothing herein shall be construed as preventing AVANIR from disclosing any information received from SB hereunder to an AFFILIATE, banker, investor or distributor of AVANIR, provided, in the case of a banker, investor or distributor, such banker, investor or distributor has undertaken a similar obligation of confidentiality with respect to the confidential information. In no event shall AVANIR be permitted to disclose any confidential information received from SB hereunder to a sublicensee of AVANIR or to any other THIRD PARTY without obtaining SB's prior consent.

        6.04 All confidential information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this AGREEMENT based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this AGREEMENT remains the property of the other party and (ii) of the confidentiality obligations under this AGREEMENT. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this AGREEMENT.

        6.05 No public announcement or other disclosure to THIRD PARTIES concerning the OTC Approval or the existence of or terms of this AGREEMENT shall be made, either directly or indirectly, by any party to this AGREEMENT, except and to the extent that such disclosure may be legally required or as may be required for recording purposes, without first obtaining the approval of the other party, not to be unreasonably withheld or delayed, and agreement upon the

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                                                CONFIDENTIAL TREATMENT REQUESTED



nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure at least three (3) business days prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. Each party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this AGREEMENT to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure.

        6.06 AVANIR shall not submit for written or oral publication any manuscript, abstract or other publication which includes data or other information generated and provided by SB without first obtaining the prior written consent of SB. Further, AVANIR shall submit for SB's review, comment and consent any other manuscript, abstract or the like relating to the PRODUCT no later than thirty (30) days prior to AVANIR's submission of the same for publication. In the event that SB declines to consent, such consent not to be unreasonably withheld or delayed, to the publication of the same on the basis that publication will or may damage SB's commercialization of PRODUCT in the FIELD in the TERRITORY, then AVANIR may, in the event that AVANIR believes that such studies will not and are not likely to damage SB's commercialization of PRODUCT in the FIELD in the TERRITORY, so notify SB in writing, and the parties shall promptly submit such issue thereafter to a mutually acceptable THIRD PARTY who has suitable expertise on the topic in question ("Unaffiliated Expert"), such Unaffiliated Expert to be chosen by SB and AVANIR within ten (10) business days after AVANIR's notification. SB and AVANIR shall request resolution within thirty (30) days after the date of such submission to such Unaffiliated Expert, and AVANIR shall not submit for written or oral publication such manuscript, abstract or other publication during the period of time that the Unaffiliated Expert is making a resolution of the matter. The resolution of the Unaffiliated Expert shall be binding on both SB and AVANIR. In the event that the Unaffiliated Expert resolves that publication will or may damage SB's commercialization of PRODUCT in the FIELD in the TERRITORY, then the costs of engaging such Unaffiliated Expert shall be borne by AVANIR. In the event that the Unaffiliated Expert resolves that publication will not or

                                                CONFIDENTIAL TREATMENT REQUESTED



is unlikely to damage SB's commercialization of PRODUCT in the FIELD in the TERRITORY, then the costs of engaging such Unaffiliated Expert shall be borne by SB and AVANIR shall be free to submit the said manuscript, abstract or other publication for written or oral publication.

        6.07 AVANIR shall not submit the manuscript, abstract or the like for publication until AVANIR has received SB's prior consent to publish the same or until the Unaffiliated Expert has resolved that such publication will not or is unlikely to damage SB's commercialization of the PRODUCT in the FIELD in the TERRITORY. AVANIR shall use its diligent efforts to bind the clinical investigators and other agents it utilizes for the development of PRODUCT to a provision similar to this Paragraph, provided that it is understood that AVANIR's inability to bind a clinical investigator to such a similar provision shall not prohibit AVANIR from utilizing such clinical investigator.

        6.08 SB's contribution shall be noted in all publications or presentations by acknowledgment or coauthorship, where appropriate.

        6.09 Nothing in this AGREEMENT shall be construed as preventing or in any way inhibiting either party from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of PRODUCT in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from the other party or THIRD PARTIES.

        6.10 The reporting of adverse events related to PRODUCT to regulatory authorities in the TERRITORY shall be performed in accordance with the pharmacovigilance agreement attached to this AGREEMENT as Appendix B.

7.      PATENT PROSECUTION AND LITIGATION

        7.01 Each party shall have and retain sole and exclusive title to all inventions, discoveries and know-how which are made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority in the course of or as a result of this AGREEMENT. Each party shall own a fifty percent (50%) undivided interest in all such

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                                                CONFIDENTIAL TREATMENT REQUESTED



inventions, discoveries and know-how made, conceived, reduced to practice or generated jointly by employees, agents, or other persons acting under the authority of both parties in the course of or as a result of this AGREEMENT. Except as expressly provided in this AGREEMENT, each joint owner may make, use, sell, keep, license, assign, or mortgage such jointly owned inventions, discoveries and know-how, and otherwise undertake all activities a sole owner might undertake with respect to such inventions, discoveries and know-how, without the consent of and without accounting to the other joint owner.

        7.02 Each party shall promptly notify the other upon the making, conceiving or reducing to practice of any invention or discovery under Paragraph
7.01 concerning PRODUCT. With respect to any such invention,

                      (i) SB shall have the first right, using in-house or outside legal counsel selected at SB's sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such inventions and discoveries related to PRODUCT owned in whole by SB or jointly by SB and AVANIR with appropriate credit to AVANIR's representatives, including the naming of such parties as inventors where appropriate and in accordance with the relevant legal requirements, for which SB shall bear the costs. SB shall solicit AVANIR's' advice and review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and SB shall take into account AVANIR's reasonable comments related thereto.

                      (ii) AVANIR shall have the first right, using in-house or outside legal counsel selected at AVANIR's sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such inventions and discoveries related to PRODUCT owned in whole by AVANIR, for which AVANIR shall bear the costs. AVANIR shall solicit SB's advice and review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and AVANIR shall take into account SB's reasonable comments related thereto.

                                                CONFIDENTIAL TREATMENT REQUESTED



                      (iii) If SB, prior or subsequent to filing certain patent applications on any inventions or discoveries which are owned in part by AVANIR, elects not to file, prosecute, maintain or extend such patent applications or ensuing patents or certain claims encompassed by such patent applications or ensuing patents in any country of the TERRITORY, SB shall give AVANIR notice thereof within a reasonable period prior to allowing such patent applications or patents or such certain claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and AVANIR shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such certain claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world.

                      (iv) If AVANIR, prior or subsequent to filing certain patent applications on any inventions or discoveries which are owned in whole by AVANIR, elects not to file, prosecute, maintain or extend such patent applications or ensuing patents or certain claims encompassed by such patent applications or ensuing patents in any country of the TERRITORY, AVANIR shall give SB notice thereof within a reasonable period prior to allowing such patent applications or patents or such certain claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and SB shall thereafter have the right, at its sole expense but subject to the terms of Paragraph 3.07, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such certain claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world.

                      (v) The party filing patent applications for jointly owned inventions and discoveries shall do so in the name of and on behalf of both SB and AVANIR. Each of AVANIR and SB shall hold all information it presently knows or acquires under this Paragraph which is related to all such patents and patent applications as confidential subject to the provisions of Article 6.

        7.03 AVANIR warrants and represents that it has disclosed to SB the complete texts of all patent applications filed by AVANIR as of the EFFECTIVE DATE which relate to

                                                CONFIDENTIAL TREATMENT REQUESTED



PRODUCT in the FIELD and in the TERRITORY as well as all information received as of the EFFECTIVE DATE concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a PATENT anywhere in the TERRITORY. AVANIR further warrants and represents that it will disclose to SB the complete texts of all patent applications in the FIELD and in the TERRITORY filed by AVANIR after the EFFECTIVE DATE which relate to PRODUCT in the TERRITORY as well as all information received after the EFFECTIVE DATE concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a PATENT anywhere in the TERRITORY. In addition to SB's rights under Paragraph 7.02, SB shall have the right to review all such pending applications and other proceedings and make recommendations to AVANIR concerning them and their conduct. AVANIR agrees to keep SB promptly and fully informed of the course of patent prosecution or other proceedings including by providing SB with copies of substantive communications, search reports and third party observations submitted to or received from patent offices throughout the TERRITORY. SB shall provide such patent consultation to AVANIR at no cost to AVANIR. SB shall hold all information disclosed to it under this section as confidential subject to the provisions of Article 6.

        7.04 SB shall have the right, but not the obligation, to assume responsibility for any PATENT or any part of a PATENT which AVANIR intends to abandon or otherwise cause or allow to be forfeited. AVANIR shall give SB reasonable written notice prior to abandonment or other forfeiture of any PATENT or any part of a PATENT so as to permit SB to exercise its rights under this Paragraph.

        7.05 In the event of the institution of any suit by a THIRD PARTY against AVANIR, SB or its AFFILIATES, its or their PERMITTED SUBLICENSEES or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of PRODUCT anywhere in the TERRITORY, the party sued shall promptly notify the other party in writing. SB shall have the right, but not the obligation, to defend such suit at its own expense. AVANIR

                                                CONFIDENTIAL TREATMENT REQUESTED



and SB shall provide reasonable assistance to one another and reasonably cooperate in any such litigation at the other's request without expense to the requesting party.

        7.06 In the event that AVANIR or SB becomes aware of actual or threatened infringement of a PATENT, that party shall promptly notify the other party in writing. SB shall have the first right, but not the obligation, to bring, at its own expense, an infringement action against any THIRD PARTY claim in the FIELD in the TERRITORY and to use AVANIR's name in connection therewith and to name AVANIR as a party thereto. If SB does not commence a particular infringement action within ninety (90) days of receipt of the notice of infringement, then AVANIR, after notifying SB in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof subject to Paragraph 7.08. In any event, AVANIR and SB shall provide reasonable assistance to one another and shall reasonably cooperate in any such litigation at the other's request without expense to the requesting party. If SB becomes aware of any suit or proceeding in a court or before a governmental authority by any third party challenging the validity or enforceability of any PATENT, SB shall inform AVANIR with respect thereto and offer AVANIR the right, at its sole discretion and expense, to defend such suit or proceeding in a court or before a governmental authority. In addition, SB agrees, upon reasonable notice, to cooperate with and, to the extent necessary or desirable by AVANIR and at AVANIR's expense, participate in any suit or proceeding with respect thereto.

        7.07 AVANIR and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount attributable to infringement of any PATENT claim in the FIELD and in the TERRITORY shall be shared by the parties and distributed proportionately between SB and AVANIR (calculated on the basis of the parties' respective financial interest in the sales of PRODUCT that were the subject of the litigation had such sales been made by SB, its AFFILIATES or its PERMITTED SUBLICENSEES under this AGREEMENT), provided in no event shall AVANIR's share of the excess amount exceed the royalties which would otherwise be due AVANIR for the sales of PRODUCT that were the

                                                CONFIDENTIAL TREATMENT REQUESTED



subject of the litigation had such sales been made by SB, its AFFILIATES or its or their PERMITTED SUBLICENSEES under this AGREEMENT. Further, any excess amount attributable to an infringement of any PATENT claim outside the FIELD or TERRITORY will a) belong to AVANIR in the event the relevant litigation and / or settlement was undertaken solely at AVANIR's risk and expense; or, b) be shared equally between AVANIR and SB in the event that the relevant litigation and / or settlement was undertaken solely at SB's risk and expense; or, ***

        7.08 The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning PRODUCT, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a party pursuant to this Article 7 may be entered into without the consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party's rights under this AGREEMENT or the validity, scope or enforceability of the PATENTS.

        7.09 AVANIR shall have the right within sixty (60) days of OTC Approval but not the obligation to seek extensions of the terms of PATENTS. At AVANIR's request, SB shall provide reasonable assistance therefor to AVANIR or shall diligently seek to obtain such extensions, in either event, at AVANIR's expense.

8.      TRADEMARKS

        8.01 SB shall be responsible for the selection of all trademarks which it employs in connection with PRODUCT in the TERRITORY. AVANIR shall assign to SB free of charge the worldwide rights, title and interest in and to the trademarks *** SB and AVANIR agree that AVANIR will, at SB's expense, promptly abandon its application for the trademark *** in the TERRITORY and, in the event that such abandonment has not been effected, AVANIR will promptly assign to SB, at SB's request, all right, title and interest in and to the trademark *** in the TERRITORY, such assignment to be affected using the form assignment set out in Appendix

                                                CONFIDENTIAL TREATMENT REQUESTED



D. AVANIR shall assist SB, at SB's expense and request, in the prosecution and registration of the assigned trademarks.

        8.02 AVANIR shall cooperate with and assist SB (at SB's expense) in recording such trademark assignments at the appropriate trademarks offices and in effecting a prompt transfer to SB of such domain names as are associated with the trademarks with the relevant THIRD PARTY internet service provider.

9.      STATEMENTS AND REMITTANCES

        9.01 SB shall keep and require its AFFILIATES and PERMITTED SUBLICENSEES to keep complete and accurate records of all sales of PRODUCT under the licenses granted herein. AVANIR shall have the right, at AVANIR's expense, through an independent certified public accountant or like person reasonably acceptable to SB, to examine such records during regular business hours during the life of this AGREEMENT and for six (6) months after its termination; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years and provided further that such accountant shall report to AVANIR only as to the accuracy of the royalty statements and payments, any applicable litigation or patent maintenance expenses, and the expenditures set forth on Appendix C. AVANIR shall bear the full cost and expense of any such audit unless a discrepancy in excess of 5% in favor of SB for any quarter is discovered, in which event, SB shall make AVANIR whole against such *** and will reimburse AVANIR against the cost incurred in engaging such an independent certified public accountant or like person to carry out the audit.

        9.02 Within thirty (30) days after the close of each calendar quarter, SB shall provide a true accounting of all PRODUCT sold by SB, its AFFILIATES and PERMITTED SUBLICENSEES during such calendar quarter. Such accounting shall show sales on a country-by-country basis. Simultaneously with the submission of the accounting, SB shall pay to AVANIR all the royalties due to AVANIR hereunder, and shall submit to AVANIR, together

                                                CONFIDENTIAL TREATMENT REQUESTED



with each such royalty payment, a written royalty statement describing the calculation of royalties and applicable exchange rates.

        9.03 All royalties or milestones due under this AGREEMENT shall be payable in US Dollars.

        ***

        9.05 Monetary conversion from the currency of a foreign country, in which PRODUCT is sold, into U.S. Dollars shall be calculated at the actual average rates of exchange for the pertinent quarter as used by SB in producing its quarterly accounts, as confirmed by SB's auditors, and provided such rates of exchange are reasonably consistent with published rates for the same time periods.

10.     TERM AND TERMINATION

        10.01 This AGREEMENT shall become effective on the EFFECTIVE DATE. Patent Royalty obligations under Paragraph 3.02 in each country of the TERRITORY shall expire in accordance with the terms of Paragraph 3.04. Expiration of SB's Patent Royalty obligations under Paragraph 3.04 shall not preclude SB from continuing to market such PRODUCT and to use KNOW-HOW in such country so long as SB continues to pay the Non-Patent Royalties under Paragraph 3.02 provided that no further Non-Patent Royalties will be payable by SB to AVANIR after the expiration of this AGREEMENT. ***

        The expiration of this AGREEMENT shall result in a fully paid up license of PATENTS and KNOW HOW for the benefit of SB.

        10.02 ***

        10.03 If either party fails or neglects to perform covenants or provisions of this AGREEMENT and if such default is not corrected within sixty
(60) days after receiving written notice from the other party, or within ten
(10) business days of receiving written notice from AVANIR in the case of SB's payment obligations under this AGREEMENT, with respect to

                                                CONFIDENTIAL TREATMENT REQUESTED



such default, such other party shall have the right to terminate this AGREEMENT by giving written notice to the party in default provided the notice of termination is given within six (6) months of the default and prior to correction of the default.

        10.04 SB may terminate this AGREEMENT on a country by country basis, or in its entirety a) by giving AVANIR at least sixty (60) days written notice thereof at any time before the date of first commercial sale of PRODUCT in such country based on a reasonable determination by SB, using the same standards SB would use in assessing whether or not to continue development of a product of its own making, that the patent, medical/scientific, technical, regulatory or commercial profile of PRODUCT does not justify continued development of PRODUCT in such country, or b) forthwith on notice of termination being served on AVANIR by SB in the event of the occurrence of a FORCE MAJEURE EVENT prior to OTC Launch ( as defined in Paragraph 3.01) of PRODUCT. After the date of first commercial sale of PRODUCT, SB may terminate this AGREEMENT on a country by country basis, or in its entirety, by giving AVANIR at least one hundred eighty
(180) days prior written notice thereof based on a reasonable determination by SB, using the same standards SB would use in assessing whether or not to continue development of a product of its own making, that the patent, medical/scientific, technical, regulatory or commercial profile of PRODUCT does not justify continued development of PRODUCT in such country. Termination of this AGREEMENT in respect of the United States shall constitute a termination of this AGREEMENT in its entirety.

        10.05 Either party may terminate this AGREEMENT if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other party shall propose or

                                                CONFIDENTIAL TREATMENT REQUESTED



be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

        10.06 Notwithstanding the bankruptcy of AVANIR, or the impairment of performance by AVANIR of its obligations under this AGREEMENT as a result of bankruptcy or insolvency of AVANIR, SB shall be entitled to retain the licenses granted herein, subject to AVANIR's rights to terminate this AGREEMENT for reasons other than bankruptcy or insolvency as expressly provided in this AGREEMENT.

        10.07 All rights and distribution rights granted under or pursuant to this AGREEMENT by AVANIR to SB are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that SB, as a licensee of such rights under this AGREEMENT, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by SB of its preexisting obligations under this AGREEMENT. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against AVANIR under the U.S. Bankruptcy Code, SB shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to SB (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by SB, unless AVANIR elects to continue to perform all of its obligations under this AGREEMENT, or
(b) if not delivered under (a) above, upon the rejection of this AGREEMENT by or on behalf of AVANIR upon written request therefor by SB, provided, however, that upon AVANIR's (or its successor's) written notification to SB that it is again willing and able to perform all of its obligations under this AGREEMENT, SB shall promptly return all such tangible materials to AVANIR, but only to the extent that SB does not require continued access to such materials to enable SB to perform its obligations under this AGREEMENT.

 11.    RIGHTS AND DUTIES UPON TERMINATION

                                                CONFIDENTIAL TREATMENT REQUESTED



        11.01 Upon termination of this AGREEMENT, AVANIR shall have the right to retain any sums already paid by SB hereunder, and SB shall pay all sums accrued hereunder which are then due (including all royalties and milestones that have accrued as of the date of termination). Notwithstanding the foregoing, in the event that SB terminates this AGREEMENT under Paragraph 10.04 (b), then SB's obligation to make any further milestone payments will be extinguished forthwith without further claim from or liability to AVANIR, including with regard to any milestone payments that have become due and payable under Paragraph 3.01 but in respect of which SB has not made payment to AVANIR as at the date of SB's notice of termination.

        11.02 Upon termination of this AGREEMENT in its entirety or with respect to PRODUCT in any country under Paragraphs 10.03 (except in the case of SB's breach), 10.04, 10.06 SB shall notify AVANIR of the amount of PRODUCT SB, its AFFILIATES, PERMITTED SUBLICENSEES and distributors then have on hand, the sale of which would, but for the termination, be subject to royalty, and SB, its AFFILIATES, PERMITTED SUBLICENSEES and distributors shall thereupon be permitted to sell that amount of PRODUCT within an additional period of 180 days (unless otherwise agreed by SB and AVANIR) of such termination provided that SB shall pay the royalty thereon at the time herein provided for such an additional period.

        11.03 Termination of this AGREEMENT shall terminate all outstanding licenses, obligations and liabilities between the parties arising from this AGREEMENT except those described in Paragraphs 1, 6.02, 6.04, 7.07, 9, 11, 12.05, 12.06 and 12.08, and any other obligations otherwise provided by this AGREEMENT which have accrued. In addition, any other provision required to interpret and enforce the parties' rights and obligations under this AGREEMENT shall also survive, but only to the extent required for the full observation and performance of this AGREEMENT.

        11.04 Termination of the AGREEMENT in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity.

                                                CONFIDENTIAL TREATMENT REQUESTED



        11.05 In the event of any termination of this AGREEMENT in its entirety
(a) SB shall within three days prepare and send an executed letter to FDA or Health Canada authorizing the transfer of the PRODUCT marketing application to AVANIR, and SB shall also transfer to AVANIR all regulatory documents, a chronology of discussions with FDA or Health Canada, and other information necessary to maintain compliance with the US, Canadian, and any other regulatory authorities; (b) SB will continue to provide AVANIR with assistance ensuring the orderly transition of the PRODUCT and its corresponding regulatory approvals to AVANIR; (c) SB will transfer all manufacturing information (in so far as such information is within SB's control and in so far as SB is legally able to transfer the information) to AVANIR and will continue to manufacture AVANIR's or its licensees' requirements of the PRODUCT until such time as a substitute manufacturing source has been approved by the FDA and on such terms as shall be agreed by the parties negotiating in good faith ***

12.     WARRANTIES AND REPRESENTATIONS

        12.01 AVANIR warrants and represents that it owns the entire right, title and interest in the PATENTS listed in Appendix A, or filed by or on behalf of AVANIR pursuant to Section 7, and the KNOW-HOW provided to SB under this AGREEMENT, and that it otherwise has the right to enter into this AGREEMENT. AVANIR further warrants and represents that there is nothing in any THIRD PARTY agreement AVANIR has entered into as of the EFFECTIVE DATE which, in any way, will limit AVANIR's ability to perform all of the obligations undertaken by AVANIR hereunder, and that it will not enter into any AGREEMENT after the EFFECTIVE DATE under which AVANIR would incur any such limitations.

        12.02 Nothing in this AGREEMENT shall be construed as a warranty that PATENTS are valid or enforceable as of the EFFECTIVE DATE, or that they will be so during the term of this AGREEMENT. AVANIR hereby warrants and represents that it has no present knowledge from which it can be inferred that PATENTS are invalid or that their exercise would infringe patent rights of THIRD PARTIES. AVANIR further warrants and represents that it has no present knowledge from which it can be inferred that the process of manufacturing PRODUCT,

                                                CONFIDENTIAL TREATMENT REQUESTED



and all intermediates of such process, will infringe patent rights of THIRD PARTIES in both the country in which the PRODUCT is produced as well as all countries of the TERRITORY.

        12.03 AVANIR warrants and represents that it has not, up through and including the EFFECTIVE DATE, omitted to furnish SB with any information in its possession concerning PRODUCT or the transactions contemplated by this AGREEMENT, which has been requested by SB pursuant to this AGREEMENT or which so far as AVANIR is aware may affect SB's decision to enter into this AGREEMENT and to undertake the commitments and obligations set forth herein.

        12.04 AVANIR warrants and represents that it has no present knowledge of the existence of any pre-clinical or clinical data or information concerning the PRODUCT which it has not provided to SB prior to the EFFECTIVE DATE which suggests that there may exist quality, toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of the PRODUCT.

        12.05 SB shall defend, indemnify and hold harmless AVANIR, its AFFILIATES and its and their respective officers, directors, employees, agents, successors and assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them alleging physical or other injury, including death, arising out of the administration, utilization and/or ingestion of PRODUCT manufactured, sold, supplied or otherwise provided to the injured party directly or indirectly by SB, its AFFILIATES or its PERMITTED SUBLICENSEES provided:

               (a) SB shall not be obligated under this Paragraph if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the negligence or willful misconduct of any employee or agent of AVANIR or the breach of any warranty or representation made by AVANIR in this AGREEMENT;

                                                CONFIDENTIAL TREATMENT REQUESTED



               (b) SB shall have no obligation under this Paragraph unless AVANIR (i) gives SB prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT, (ii) SB is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action, and (iii) AVANIR cooperates fully with SB and its agents in defense of the claims or lawsuit or other action; and

               (c) AVANIR shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Paragraph utilizing attorneys of its choice, at its own expense, provided, however, that SB shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which AVANIR seeks indemnification under this Paragraph.

        12.06 AVANIR shall defend, indemnify and hold harmless SB, its AFFILIATES, and its and their officers, directors, employees, agents, successors, PERMITTED SUBLICENSEES and assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them alleging physical or other injury, including death, rising out of the administration, utilization and/or ingestion of PRODUCT manufactured, sold, supplied or otherwise provided to the injured party by AVANIR, its AFFILIATES or any of AVANIR's sublicensees provided:

               (a) AVANIR shall not be obligated under this Paragraph if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the negligence or willful misconduct of any employee or agent of SB or the breach of any warranty or representation made by SB in this AGREEMENT;

               (b) AVANIR shall have no obligation under this Paragraph unless SB (i) gives AVANIR prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT, (ii) AVANIR is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action, and (iii) SB



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                                                CONFIDENTIAL TREATMENT REQUESTED



cooperates fully with AVANIR and its agents in defense of the claims or lawsuit or other action; and

               (c) SB shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Paragraph utilizing attorneys of its choice, at its own expense, provided, however, that AVANIR shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which SB seeks indemnification under this Paragraph.

        12.07 For the term of this AGREEMENT and for a period of five (5) years after the expiration of this AGREEMENT or earlier termination, each party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, respectively, which are reasonable and customary in the U.S. pharmaceutical industry considering the respective size and activities of the two parties. Such product liability insurance shall insure against all liability, including liability for personal injury, physical injury and property damage. Each party shall provide written proof of the existence of such insurance to the other party upon request.

        12.08 SB warrants and represents that SB shall have, at the time of the NDA transfer from AVANIR to SB, the in-house expertise to comply in all material respects with FDA requirements and to maintain this compliance throughout the license term. Each party agrees to comply with all applicable laws and governmental regulations and requirements.

13.     FORCE MAJEURE

        13.01 If the performance of any part of this AGREEMENT by either party, or of any obligation under this AGREEMENT, is prevented, restricted, interfered with or delayed by reason of a FORCE MAJEURE EVENT unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.



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                                                CONFIDENTIAL TREATMENT REQUESTED



When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution. It is agreed that the provisions of this Paragraph
13.01 will be subject in all respects to SB's termination rights under Paragraph 10.04.

14.     GOVERNING LAW AND DISPUTE RESOLUTION

        14.01 This AGREEMENT shall be governed by the laws of the Commonwealth of Pennsylvania and its form, execution, validity, construction and effect shall be determined in accordance with the same.

        14.02 Any dispute, controversy or claim arising out of or relating to this AGREEMENT (hereinafter collectively referred to as "Dispute") shall be attempted to be settled by the parties, in good faith, by submitting each such Dispute to appropriate senior management representatives of each PARTY in an effort to effect a mutually acceptable resolution thereof.

        14.03 In the event no mutually acceptable resolution of such Dispute is achieved in accordance with Paragraph 14.02 within a reasonable period of time, then either PARTY shall be entitled to seek final settlement of such Dispute by any administrative or judicial mechanism which may be available. In the event that either party elects to pursue a judicial mechanism, it is agreed that proceedings will not be commenced in the territory of Puerto Rico.

15.     BULK PRODUCT AND SUPPLY

        15.01 Within ten (10) days of the EFFECTIVE DATE, SB shall purchase at cost the bulk PRODUCT owned by AVANIR provided that such bulk PRODUCT conforms to agreed specifications *** Further and at SB's election, AVANIR shall cooperate with SB in effecting the transfer of such purchased bulk PRODUCT from its current storage location to a site nominated by SB.



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                                                CONFIDENTIAL TREATMENT REQUESTED



***

16.     WAIVER OF BREACH

        16.01 The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

17.     SEPARABILITY

        17.01 In the event any portion of this AGREEMENT shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

        17.02 If any of the terms or provisions of this AGREEMENT are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

        17.03 In the event that the terms and conditions of this AGREEMENT are materially altered as a result of Paragraphs 17.01 or 17.02, the parties will attempt to renegotiate the terms and conditions of this AGREEMENT to resolve any inequities.

18.     ENTIRE AGREEMENT

        18.01 This AGREEMENT, entered into as of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this AGREEMENT shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this AGREEMENT by written instruments specifically referring to and executed in the same manner as this AGREEMENT.

19.     NOTICES



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                                                CONFIDENTIAL TREATMENT REQUESTED



        19.01 Notices required or permitted under this AGREEMENT shall be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties:

               If to AVANIR:

               9393 Towne Centre Drive, Ste. 200
               San Diego, California  92121
               Attn: Chief Executive Officer
               Facsimile:  (858) 455-8059


               Copy to: Heller Ehrman White & McAuliffe 4250 Executive Square, 7th Floor La Jolla, California 92037-9103
                             Attn:  Randall K. Broberg, Esq.
                             Facsimile:  (858) 450-8499

               If to SB:     SB Pharmco Puerto Rico Inc
                             Road 172, Rm 9.1/Bo., Certenejas,
                             Cidra,
                             Puerto Rico 00639
                             Attention:  General Manager
                             Facsimile:  809-250-3894

               Copy to:      SmithKline Beecham Corporation
                             One Franklin Plaza (Mail Code FP2360)
                             P.O. Box 7929
                             Philadelphia, Pennsylvania 19101, U.S.A.
                             Attention:  Corporate Law-U.S.
                             Facsimile:  215-751-3935

20.     ASSIGNMENT

        20.01 This AGREEMENT and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this AGREEMENT nor any interest hereunder shall be assignable by either party without the written



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                                                CONFIDENTIAL TREATMENT REQUESTED



consent of the other, such consent not to be unreasonably withheld or delayed; provided, however, that either party may assign this AGREEMENT or any part of its rights and obligations hereunder to any AFFILIATE of such assigning party or to any corporation with which such assigning party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this AGREEMENT relates without obtaining the consent of the other party hereto.

 21.    RECORDING

        21.01 SB shall have the right, at any time, to record, register, or otherwise notify this AGREEMENT in appropriate governmental or regulatory offices anywhere in the TERRITORY, and AVANIR shall provide reasonable assistance to SB in effecting such recording, registering or notifying.

22.     EXECUTION IN COUNTERPARTS

        22.01 This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



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                                                CONFIDENTIAL TREATMENT REQUESTED



        IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this AGREEMENT as of the date first written above.



SB PHARMCO PUERTO RICO INC.

BY:     /s/ JOSE L. ROSADO
        ------------------

NAME:   Jose L. Rosado

TITLE:  President and General Manager


AVANIR PHARMACEUTICALS

BY:     /S/   GERALD J. YAKATAN
        -----------------------

NAME:   Gerald J. Yakatan

TITLE:  President and Chief Executive Officer



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                                                CONFIDENTIAL TREATMENT REQUESTED



                                LICENSE AGREEMENT

              SB PHARMCO PUERTO RICO INC. - AVANIR PHARMACEUTICALS

                                   APPENDIX A

                                     PATENTS


===========================================================================================================
         Title            Country      Appl. No.   Appl. Date     Patent No.   Grant Date     Exp. Date
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

------------------------- ------------ ----------- -------------- ------------ -------------- -------------

===========================================================================================================

***



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                                                CONFIDENTIAL TREATMENT REQUESTED



                                   APPENDIX B
                           PHARMACOVIGILANCE AGREEMENT


        PROCEDURE FOR EXCHANGE OF ADVERSE EVENT DATA FROM CLINICAL TRIALS AND POSTMARKETING REPORTS


DEFINITIONS

The following definitions reflect and are consistent with FDA and International Conference on Harmonization (ICH) regulations/guidelines.

-       ADVERSE EXPERIENCE/EVENT (AE)

        The ICH has defined an AE as "any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment."


-       ADVERSE DRUG REACTION (ADR)

        In the pre-approval clinical experience or in other clinical trial experiences The ICH has defined an ADR in clinical trials as "all noxious and unintended responses to a medical product related to any dose". The phrase "responses to a medicinal product" means that a causal relationship between a medicinal product and an adverse event is at least a reasonable possibility, i.e. the relationship cannot be ruled out.

For marketed medical products

The ICH had defined an ADR in marketed medicinal products as "a response to a drug which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis or therapy of disease or for modification of physiological function."



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                                                CONFIDENTIAL TREATMENT REQUESTED



-       UNEXPECTED ADR

        The ICH has defined an unexpected ADR as "an adverse reaction, the nature or severity of which is not consistent with the applicable product information (e.g. Investigator Brochure) for an unapproved investigational medicinal product.

        This definition includes an AE/adr of which the nature, specificity, or severity is inconsistent with the applicable product information. For an AE/ADR from a clinical trial, the reference document shall be the Investigator Brochure.

-       SERIOUS AE

        A serious AE is any untoward medical occurrence that:

        *   results in death

        *   is life-threatening

            NOTE: The term "life-threatening" in the definition of "serious" refers to an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe.

        * requires inpatient hospitalization or prolongation of existing hospitalization

        *   results in persistent or significant disability/incapacity, or

        *   is a congenital anomaly/birth defect.

        Medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent one of the other outcomes listed in the definition above. These should also usually be considered serious. (Examples of such events are intensive treatment in an emergency room or at home for allergic bronchospasm; blood dyscrasias or convulsions that do not result in hospitalization; or development of drug dependency or drug abuse.)



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                                                CONFIDENTIAL TREATMENT REQUESTED



-       NON-SERIOUS AE

        A non-serious AE is any experience which does not meet the definition of serious as defined above.

        Clinical trial experiences which are not considered "serious" include: hospitalization for a pre-planned/elective procedure for a medical condition present before treatment started; a pre-existing medical condition which does not increase in severity or frequency following treatment; or an experience which is simply a treatment failure according to the efficacy criteria for the study.

REPORTING

-       REPORTS OF PREGNANCY

        While such reports are not AEs as defined herein, reports of pregnancies should be followed up until the outcome of the pregnancy is known.

-       MINIMUM CRITERIA FOR REPORTING

        INITIAL REPORTS SHOULD BE SUBMITTED WITHIN THE AGREED TIMELINES AS LONG AS THE FOLLOWING MINIMUM CRITERIA ARE MET:

        an identifiable patient; a suspect medicinal product; an identifiable reporting source; and an event or outcome

-       FOLLOW-UP OF CASES

        The party who is the initial recipient of the AE report shall be responsible for appropriate follow-up of that AE report and timely transmission of relevant new information to the other party. Follow-up information should be actively sought by the party and submitted within the same timelines as an initial report.


POLICY

-       SB will hold the recognized worldwide safety database for PRODUCT

- SB is responsible for regulatory reporting in the TERRITORY and AVANIR is responsible for regulatory reporting outside of the TERRITORY.



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                                                CONFIDENTIAL TREATMENT REQUESTED



- If either party becomes aware of a safety issue they will immediately inform the other party.

- Each party will inform the other party of any safety related queries from a regulatory authority.

- This agreement will be updated periodically in response to regulatory changes, at the request of either party.

DATA EXCHANGE

-       Data will be transferred in English by fax or electronically.

- AVANIR is responsible for receiving and forwarding reports to and from other AVANIR licensees (if applicable)

- SB is responsible for receiving and forwarding reports to and from other SB sub-licensees (if applicable)


-       SB WILL SEND AVANIR WRITTEN NOTICE OF:

        * Fatal and life-threatening events which are unexpected and considered possibly drug related by fax within 24 hours of receipt

        *   All other serious adverse events within 5 days


-       AVANIR WILL SEND TO SB WRITTEN NOTICE OF:

        * Fatal and life-threatening events which are unexpected and considered possibly drug related by fax within 24 hours of receipt

        *   All other serious adverse events within 5 days

-       LITERATURE REPORTS:

        * Each party shall be responsible for scanning and processing applicable AE reports in literature in the territory in which it holds registration rights as set forth in this agreement.

-       REGULATORY REPORTING:



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                                                CONFIDENTIAL TREATMENT REQUESTED



        * Reporting of domestic or foreign cases to the local regulatory authorities is the responsibility of the local registration holder.

        * SB and AVANIR shall be responsible for reporting of AE cases to the local regulatory authorities in those countries where they are respectably the local registration holder.

PHARMACOVIGILANCE CONTACTS IN EACH PARTY:


FOR SB:                                                   CONTACT ADDRESS AND NUMBERS
--------------- ----------------------------------------- -----------------------------------
Primary:        Reinerio A. Deza, MD                      SmithKline Beecham Consumer
                Director, NA Medical Affairs              Healthcare
                & Safety                                  100 Beecham Drive
                                                          Pittsburgh, PA  15205   USA
                SmithKline Beecham Consumer               Tel:  (412) 928-1085
                Healthcare                                Fax:  (412) 928-6958

                E-mail:
                reinerio.deza@sb.com

UK Contact:     Bryan Shapiro, MD                         SBCH Research Centre
                Assoc. Dir., EU Medical Services          St. George's Avenue
                                                          Weybridge
                                                          Surrey KT13 ODE, UK
                                                          Tel. +44 932 82 2223
                                                          Fax  +44 932 82 2156


FOR AVANIR                                     CONTACT ADDRESS AND NUMBERS:



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                                                CONFIDENTIAL TREATMENT REQUESTED



                                   APPENDIX C

                                       ***




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                                                CONFIDENTIAL TREATMENT REQUESTED



APPENDIX D: FORM TRADEMARK ASSIGNMENT


ASSIGNMENT



WHEREAS, AVANIR PHARMACEUTICALS (HEREINAFTER "AVANIR"), A CALIFORNIA CORPORATION WITH A BUSINESS ADDRESS OF 9393 TOWN CENTRE DRIVE, SUITE 200, SAN DIEGO, CALIFORNIA 92121, IS THE OWNER OF THE TRADEMARKS AND TRADEMARK APPLICATIONS FOR ***; AND

WHEREAS, SB PHARMCO PUERTO RICO INC. (HEREINAFTER "SB"), A COMPANY OF THE TERRITORY OF PUERTO RICO WITH A BUSINESS ADDRESS OF ROAD 172, RM 9.1/BO., CERTENEJAS, CIDRA PUERTO RICO 00639, THE SUCCESSOR OF THE PORTION OF THE ONGOING AND EXISTING BUSINESS OF AVANIR TO WHICH THE MARKS PERTAIN, IS DESIROUS OF ACQUIRING SAID TRADEMARKS AND THE PENDING INTENT TO USE APPLICATIONS THEREFOR;


NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, AVANIR DOES HEREBY ASSIGN TO SB ALL WORLDWIDE RIGHTS, TITLE AND INTEREST IN AND TO THE TRADEMARKS *** AND THE INTENT TO USE APPLICATIONS FOR THE MARKS AS PART OF THE PORTION OF THE BUSINESS TO WHICH THE MARKS PERTAIN, TOGETHER WITH THE GOODWILL OF THE BUSINESS SYMBOLIZED THEREBY.



AVANIR PHARMACEUTICALS


BY:___________________________

TITLE:________________________

DATE:_________________________



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                                                CONFIDENTIAL TREATMENT REQUESTED



                            APPENDIX E: DOMAIN NAMES

                                       ***



                                       44